Exhibit 10.109

June 29, 2005

Mr. Robert Beffa
The May Company
611 Olive Street, 13th Floor
St. Louis, MO 63101

Dear Bob:

On behalf of Glimcher Realty Trust (the “Company”), I am pleased to offer you the position of Senior Vice President of Development and Construction, pursuant to the provisions outlined below. I am confident that you will find your employment experience with our Company very challenging and rewarding.

START DATE:
August 17, 2005

SALARY:
$325,000/year

SIGNING BONUS:
You will receive a signing bonus of $100,000 upon commencement of your employment with the Company.

BONUS:
In your position as Senior Vice President of Development and Construction, which position would be considered an executive officer of the Company, you will be entitled to participate in the Company’s 2005 Executive Bonus Plan, as same may be established and modified from time to time by the Executive Compensation Committee of the Board of Trustees of the Company. Based on the parameters established for 2005, this position would be eligible for a 20% bonus upon achievement of the earnings target.

STOCK OPTIONS:
You will be eligible to participate in the Company’s stock option plan as the same may be established and modified from time to time by the Board of Trustees of the Company. When you begin employment, you will be granted 15,000 stock options. In addition, option grants will be made annually each March at the discretion of the Board of Trustees of the Company. Options are granted at fair market value on the grant date as determined in accordance with the plan. Options vest ratably over three years and expire ten years after the grant date.

RESTRICTED STOCK:
Upon commencement of your employment, 5,000 shares of restricted stock will be issued to you. You will have the benefit of receiving dividends attributable to these shares upon their issuance, but the transfer restrictions on the stock will lapse in three equal annual installments over a period of three years commencing on the first anniversary of the grant date. In addition, it is anticipated that restricted stock grants will be made annually at the discretion of the Board of Trustees of the Company.

Robert Beffa
June 29, 2005

RELOCATION:
The Company provides coverage for relocation per Policy 6.10 of our handbook. However, due to your decision not to relocate immediately, the Company will provide an extension of the temporary housing benefit for up to 6 months. The Company will also provide an Executive Office Suite in St. Louis in addition to your primary office in Columbus, Ohio. The Company will further reimburse expenses for travel between St. Louis and Columbus during your employment with the Company.

GROUP BENEFITS: (Medical, Dental, Life, Disability)
The effective date of your group benefits will be the first of the month following your date of hire. A copy of the benefit summary is enclosed.

401K:
You will be eligible to participate in the Company’s 401k plan the first day of the fiscal quarter after six months of service. The Company provides a cash match of 50% of the first 4% of the participant’s contribution, subject to ERISA limitations. Participants are 100% vested in the employee match after five years of service. You will also have the opportunity to rollover funds from another qualified plan in order to take advantage of any of the 13 investment options we offer prior to your eligible participation date.

VACATION:
You will be eligible for five (5) weeks vacation per year.

CONTINUING EDUCATION:
Please refer to Section 6.11 of the Management Handbook with respect to professional organizations. The Company would reimburse you for continuing education and certification fees accordingly.

CHANGE OF CONTROL:
Your position will be subject to a written agreement relating to severance benefits upon a change in control. This offer is contingent upon your execution of such a written agreement and the approval of the agreement by the Company’s Board of Trustees.

PAYMENT UPON TERMINATION:
If the Company should terminate your employment without cause, you will be paid your annual base salary and bonus target at the time of termination. This payment will be made to you in a lump sum minus all necessary tax withholdings.

EXECUTIVE COMPENSATION COMMITTEE APPROVAL:
The terms and provisions of this letter are subject to the approval of the Executive Compensation Committee of the Company. Upon acknowledgment of the provisions of this letter, a resolution containing the terms hereof shall be submitted to the Executive Compensation Committee for review and approval.

STATUS:
This position is classified as exempt and subject to all terms and conditions of employment as outlined in the Management Handbook, a copy of which is attached hereto.

Robert Beffa
June 29, 2005

Please be advised that per Company policy your employment status is at-will and that nothing herein changes, alters, or modifies this status, and further that no Company representative other than the Executive Committee of the Board of Trustees is authorized to enter into any written or oral agreement contrary to this policy.

This offer is contingent upon the receipt of a satisfactory criminal background check.

We would appreciate your quick response in acknowledging the terms and conditions of this offer. By signing below you also acknowledge that no promise or agreement not expressed in this letter has been made to you and that this letter contains all the terms of employment which have been offered to you by the Company.

Bob, we are very excited about offering you this opportunity with our Company. If you have further questions about any of the contents in this letter, please do not hesitate to contact me.

Sincerely,

Michael P. Glimcher
Chief Executive Officer and President

AGREED AND ACKNOWLEDGED BY:

/s/ Robert Beffa                          July 5, 2005
ROBERT BEFFA                        Date

Enclosures